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                                                                    Exhibit 21.1

List of Subsidiaries of Arena Pharmaceuticals, Inc.


1. Aressa Pharmaceuticals, Inc. a Delaware corporation, doing business as Aressa Pharmaceuticals.

2. BRL Screening, Inc., a Delaware corporation, doing business as BRL Screening, Inc.